June 22, 2009


						     direct dial:  214/745-5600
							 mgjohnson@winstead.com


Peter J. Tennyson, Esq.				`	      VIA FACSIMILE AND
Paul, Hastings, Janofsky & Walker LLP				 CERTIFIED MAIL
695 Town Center Drive, 17th Floor
Costa Mesa, CA  92626


Dear Mr. Tennyson:

	This firm represents Forgent Networks, Inc. d/b/a Asure Software. Reference is made to the June 15, 2009 letter from Pinnacle Fund, LLLP to Forgent (copy attached). Forgent has asked us to respond to you, as counsel for Pinnacle.

	Pinnacle's demand to inspect certain books and records of the Company is deficient in that it fails to state a proper purpose as required under Delaware law. Consequently, the Company will not be providing Pinnacle access to the Company's books and records and other documents as demanded.


							Very truly yours,



							Mark G. Johnson

MGJ:sb
Encl.

cc:  Nancy Harris, President and CEO